UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2007

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Bethesda Metro Center, Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 215-8300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In connection with CoStar Group, Inc.’s (“CoStar’s”) efforts to streamline its European operations, reduce operating expenses, and relocate a portion of its European research staff to a new research center located in Glasgow, Scotland, on September 14, 2007, CoStar UK Limited (f/k/a FOCUS Information Limited and referred to herein as “CoStar UK”), a wholly owned U.K. subsidiary of CoStar, entered into a Contract for Sale and Purchase (the “Agreement”) with Trafigura Limited (“Trafigura”).

Pursuant to the Agreement, effective December 19, 2007, CoStar UK assigned to Trafigura its leasehold interest in the office space located at Part Third Floor (South), Portman House, 2 Portman Street, London W1 (the “Lease”).  Certain terms of the Agreement were previously reported in the CoStar Current Report on Form 8-K, filed on September 18, 2007.  Pursuant to the terms of the Agreement, Trafigura paid CoStar UK £4,000,000, exclusive of VAT, plus interest.

CoStar UK expects that expenses associated with the assignment and resulting relocation of office space in London will be approximately £300,000 to £500,000.  CoStar will record the amount paid by Trafigura to CoStar UK, net of expenses, in connection with the assignment of the Lease as “Gain from lease assignment, net” on its Consolidated Statement of Operations.

CoStar UK has relocated its office space within Central London.  The move is expected to facilitate further integration of CoStar’s U.K. offices in London following CoStar’s acquisition earlier this year of Property Investment Exchange Limited (Propex).  In addition, CoStar expects to gain operational efficiencies by consolidating European research operations under one roof in Glasgow and combining its U.K. sales operations in one central location in London, all under the direction of Managing Director Paul Marples.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date: December 20, 2007	/s/ Brian J. Radecki

Name: Brian J. Radecki
Title: Chief Financial Officer